Exhibit 3.1

Execution Version

AMENDMENT NO. 4 TO

SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CROSSTEX ENERGY, L.P.

This AMENDMENT NO. 4 TO SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CROSSTEX ENERGY, L.P. (this “Amendment”), dated as of September 13, 2012, is entered into by Crosstex Energy GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of Crosstex Energy, L.P., a Delaware limited partnership (the “Partnership”).  Capitalized terms used but not defined herein are used as defined in the Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of March 23, 2007, as amended by Amendment No. 1 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of December 20, 2007, as amended by Amendment No. 2 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., effective as of January 1, 2007, and as amended by Amendment No. 3 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of January 19, 2010 (as so amended, the “Partnership Agreement”).

RECITALS:

WHEREAS, the General Partner desires to amend the Partnership Agreement to (i) remove the requirement in Section 5.2(b) of the Partnership Agreement that, upon the issuance of any additional Limited Partner Interests by the Partnership, it make additional Capital Contributions to maintain its 2% General Partner Interest, (ii) modify the terms of the Series A Convertible Preferred Units, and (iii) make conforming changes to the Partnership Agreement in connection with the foregoing;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement, without the approval of any Partner or Assignee, to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that this Amendment does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, in accordance with Section 5.15(b)(v)(B) of the Partnership Agreement, the sole holder of the Series A Convertible Preferred Units has consented to the amendments to the terms of the Series A Convertible Preferred Units that are set forth in this Amendment.

NOW THEREFORE, the Partnership Agreement is hereby amended as follows:

Section 1.              Amendment.

(a)                                 Section 1.1 is hereby amended to add, or amend and restate, as applicable, the following definitions in the appropriate alphabetical order:

(i)            “As Converted Cash Distribution” is defined in Section 5.15(b)(ii)(G).

(ii)           “Notional General Partner Units” means notional units used solely to calculate the General Partner’s Percentage Interest.  Notional General Partner Units shall not constitute “Units” for any purpose of this Agreement.  As of September 13, 2012, there are 1,546,212 Notional General Partner Units (resulting in the General Partner’s Percentage Interest being 2% as of such date).  If (A) the General Partner makes additional Capital Contributions pursuant to Section 5.2(b) to maintain its Percentage Interest or (B) a Pro Rata distribution or a subdivision or combination of Units is made in accordance with Section 5.13, the number of Notional General Partner Units shall be proportionally increased or decreased, as applicable, to reflect the maintenance of such Percentage Interest.  If Series A PIK Preferred Units are issued pursuant to Section 5.15(b)(ii), the number of Notional General Partner Units shall be increased by an amount equal to 2/98ths of such number of Series A PIK Preferred Units so issued.

(iii)          “Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to its General Partner Interest (in its capacity as General Partner without reference to any Limited Partner Interests held by it and calculated based upon the number of Notional General Partner Units then deemed held by the General Partner), and as to any Unitholder or Assignee holding Units, the product obtained by multiplying (x) 100% less the percentage applicable to clause (b) below times (y) the quotient obtained by dividing (A) the number of Notional General Partner Units deemed held by the General Partner or the number of Units held by such Unitholder or Assignee (or, in the case of Series A Preferred Units that are entitled to convert into a number of Common Units as provided in Section 5.15(b)(viii), the number of Common Units into which such Series A Preferred Units held by such Unitholder or Assignee would then convert under such Section 5.15(b)(viii) (as if such conversion were permitted under Section 5.15(b)(viii))), as the case may be, by (B) the sum of the total number of all Outstanding Units (including the Common Units into which the Outstanding Series A Preferred Units would then convert under such Section 5.15(b)(viii) (as if such conversion were permitted under Section 5.15(b)(viii) at such time)) and Notional General Partner Units deemed owned by the General Partner, and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the number of Units to which such Partnership Securities are equivalent for the purpose of determining Percentage Interest (and only for such purpose) as determined by the General Partner as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

(iv)          “PIK Period” is defined in Section 5.15(b)(ii)(A).

(v)           “Pre/Post-PIK Period” is defined in Section 5.15(b)(ii)(A).

(vi)          “Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Series A Preferred Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Series A Preferred Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

(vii)         “Series A Distribution Rate” means, with respect to any Series A Quarterly Distribution for any Quarter, an amount per Series A Preferred Unit equal to the greater of (a) the amount of aggregate distributions in cash for such Quarter that would be payable with respect to a Series A Preferred Unit if such Series A Preferred Unit had converted at the beginning of such Quarter into the number of Common Unit(s) into which such Series A Preferred Unit is convertible pursuant to Section 5.15(b)(viii) as of the date of such determination (as if such conversion were permitted under Section 5.15(b)(viii) at such time) and (b) a fixed rate of $0.2125 per Series A Preferred Unit; provided, however, that with respect to any distribution paid in whole or in part in Series A PIK Preferred Units relating to any Quarter after the Quarter ending December 31, 2013, the rate in clause (b) above will increase to $0.2550 per Series A Preferred Unit (but not for any future Series A Quarterly Distributions paid in full in cash).

(viii)        “Series A Forced Conversion Eligibility Date” means the first Business Day following the payment of the Series A Quarterly Distribution with respect to the Quarter ending December 31, 2013.

(ix)          “Series A Liquidation Value” means, with respect to each Series A Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) $8.50, plus (ii) all accrued and accumulated but unpaid distributions on such Series A Preferred Unit.

(x)           “Series A Optional Conversion Eligibility Date” means the earlier to occur of (a) the first Business Day following the Record Date for payment of the Series A Quarterly Distribution with respect to the Quarter ending December 31, 2013 and (b) February 10, 2014.

(xi)          “Series A PIK Price” means (a) during the PIK Period, an amount equal to $13.25 per Series A Preferred Unit and (b) during the Pre/Post-PIK Period, an amount equal to $8.50 per Series A Preferred Unit.

(xii)         “Series A Voting Units” means Series A Preferred Units excluding all Series A Preferred Units Beneficially Owned, directly or indirectly, by the General Partner, its Affiliates or any member of the Partnership Group.

(xiii)        “Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Series A Preferred Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interests), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

(b)                                 Section 5.2(b) is hereby amended and restated in its entirety to read as follows:

“(b)         Upon the issuance of any additional Limited Partner Interests by the Partnership, the General Partner may make, in order to maintain the Percentage Interest with respect to its General Partner Interest, but shall not be obligated to make, additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the Percentage Interest with respect to the General Partner Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership by (B) 100% less the Percentage Interest with respect to the General Partner Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership times (ii) the gross amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests.  Notwithstanding the preceding sentence and except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.”

(c)                                  Section 5.15(b)(i)(D) is hereby amended and restated in its entirety to read as follows:

“(D)        Notwithstanding anything to the contrary in Section 6.1(c)(i), (x) Unitholders holding Series A Preferred Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i)(A) but shall not receive any allocation pursuant to Section 6.1(c)(i)(B) and shall receive only those allocations pursuant to Sections 6.1(c)(i)(C) — (G) with respect to their Series A Preferred Units as provided in Section 5.15(b)(iv), and (y) following any allocation made pursuant to Section 6.1(c)(i)(A) and prior to any allocation made pursuant to Section 6.1(c)(i)(B), any remaining Net Termination Gain shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Series A Preferred Unit then Outstanding is equal to the Series A Liquidation Value or, if greater, an amount equal to the product of (aa) the Per Unit Capital Amount for a then outstanding Common Unit multiplied by (bb) the number of Common Units deliverable upon conversion of each Series A Preferred Unit (as if such conversion were permitted under Section 5.15(b)(viii) at such time).”

(d)                                 Section 5.15(b)(i)(E) is hereby amended and restated in its entirety to read as follows:

“(E)         Notwithstanding anything to the contrary in Section 6.1(c)(ii), (x) prior to any allocation made pursuant to Section 6.1(c)(ii)(C), Net Termination Loss shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Capital Account per Series A Preferred Unit then Outstanding is reduced to an amount equal to the product of (aa) the Per Unit Capital Amount for a then outstanding Common Unit multiplied by (bb) the number of Common Units deliverable upon conversion of each Series A Preferred Unit (as if such conversion were permitted under Section 5.15(b)(viii) at such time), but such amount not to be less than the Series A Liquidation Value and (y) following any allocation made pursuant to Section 6.1(c)(ii)(C) and prior to any allocation made pursuant to Section 6.1(c)(ii)(D), any remaining Net Termination Loss shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Series A Preferred Unit then Outstanding has been reduced to zero.”

(e)                                  Section 5.15(b)(ii)(A) is hereby amended and restated in its entirety to read as follows:

“(A)        The holders of the Series A Preferred Units as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Series A Quarterly Distribution”), prior to any other distributions made in respect of any other Partnership Securities pursuant to Sections 6.3, 6.4 or 6.5, in an amount equal to the Series A Distribution Rate on all Outstanding Series A Preferred Units. Distributions shall be paid Quarterly, in arrears, within forty-five (45) days after the end of each Quarter (each such payment date, a “Series A Distribution Payment Date”).  For each of the Quarters commencing with the Quarter ending September 30, 2012 and extending through the Quarter ending December 31, 2013 (the “PIK Period”), the Partnership will pay Series A Quarterly Distributions in Series A PIK Preferred Units.  For any Quarter commencing with the Quarter ending March 31, 2010 and extending through the Quarter ending June 30, 2012 and for any Quarter commencing after the Quarter ending December 31, 2013 (the “Pre/Post-PIK Period”), the Partnership will pay

Series A Quarterly Distributions in cash, in Series A PIK Preferred Units or in a combination thereof, as determined by the Partnership in its sole discretion.  During the Pre/Post-PIK Period, the Partnership shall not pay any distribution pursuant to Sections 6.3, 6.4 or 6.5, with respect to any General Partner Interest, Limited Partner Interest or other Partnership Security for any Quarter in which the Series A Quarterly Distribution is not paid in full in cash.  The number of Series A PIK Preferred Units to be issued per each outstanding Series A Preferred Unit in connection with any Series A Quarterly Distribution paid in Series A PIK Preferred Units shall be determined by dividing (x) the cash equivalent amount of such Series A Quarterly Distribution to be paid in kind per Series A Preferred Unit by (y) the Series A PIK Price; provided, that fractional Series A PIK Preferred Units shall not be issued to any person (each fractional Series A PIK Preferred Unit shall be rounded to the nearest whole Series A PIK Preferred Unit (and a 0.5 Series A PIK Preferred Unit shall be rounded to the next higher Series A PIK Preferred Unit)).  Unless the context otherwise requires, references in this Section 5.15 to Series A Preferred Units shall include all Series A PIK Preferred Units Outstanding as of the date of such determination.  Each Record Date established pursuant to this Section 5.15(b)(ii) for a Series A Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of other Partnership Securities pursuant to Section 6.3, 6.4 or 6.5 for such Quarter.”

(f)                                   Section 5.15(b)(ii)(C) is hereby amended and restated in its entirety to read as follows:

“(C)        During the Pre/Post-PIK Period, if a Series A Quarterly Distribution is not paid in full in cash, such Series A Quarterly Distribution (or the applicable portion thereof not paid in cash) shall be paid in kind in Series A PIK Preferred Units as set forth in Section 5.15(b)(ii)(A).  If, in violation of this Agreement, the Partnership fails at any time to pay in full any Series A Quarterly Distribution in kind when due, then the holders entitled to the unpaid Series A PIK Preferred Units shall be entitled to Series A Quarterly Distributions in subsequent Quarters and to all other rights under this Agreement as if such unpaid Series A PIK Preferred Units had in fact been distributed on the date due.  Nothing in this clause (C) shall alter the obligation of the Partnership to pay any unpaid Series A PIK Preferred Units or the right of the holders of Series A Preferred Units to enforce this Agreement to compel the Partnership to distribute any unpaid Series A PIK Preferred Units.”

(g)                                  Section 5.15(b)(ii)(E) is hereby amended and restated in its entirety to read as follows:

“(E)         If all or any portion of a Series A Quarterly Distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the Series A Preferred Units Outstanding as of the Record Date for such Series A Quarterly Distribution, together with the distribution, if applicable, to the General Partner pursuant to Section 5.15(b)(ii)(G) in connection with such Series

A Quarterly Distribution, shall be deducted from the calculation of the amount of Available Cash for purposes of any distribution payable pursuant to Sections 6.3, 6.4 or 6.5.”

(h)                                 The last sentence of Section 5.15(b)(ii)(F) is hereby amended and restated in its entirety to read as follows:

“The issuance of the Series A PIK Preferred Units pursuant to this Section 5.15(b)(ii) shall be deemed to have been made on the last day of the Quarter in respect of which such payment of Series A PIK Preferred Units was due.”

(i)                                     Section 5.15(b)(ii)(G) is hereby amended and restated in its entirety to read as follows:

(G)          “If the distribution paid on the Series A Preferred Units for a particular Quarter is made in cash and in accordance with clause (a) of the definition of Series A Distribution Rate (an “As Converted Cash Distribution”), then the General Partner shall be entitled to receive cumulative distributions, prior to any other distributions made in respect of any other Partnership Securities pursuant to Sections 6.3, 6.4 or 6.5, in an amount equal to the product of (x) the quotient determined by dividing (aa) the General Partner’s Percentage Interest by (bb) 100% less the General Partner’s Percentage Interest, times (y) the amount of the As Converted Cash Distribution on all the Series A Preferred Units.  For the avoidance of doubt, the General Partner shall not otherwise be entitled to receive any distributions that correspond to the distributions on a Series A Preferred Unit made (i) in accordance with clause (b) of the definition of Series A Distribution Rate or (ii) in Series A PIK Preferred Units.”

(j)                                    Section 5.15(b)(iii) is hereby deleted in its entirety and replaced with “Reserved.”

(k)                                 Section 5.15(b)(v)(A) is hereby amended and restated in its entirety to read as follows:

(A)          “The Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Series A Preferred Unit (including Series A PIK Preferred Units) will be entitled to one vote for each Common Unit into which such Series A Preferred Units are convertible (as if such conversion were permitted under Section 5.15(b)(viii) at such time) on each matter with respect to which each Common Unit is entitled to vote.  Each reference in this Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units and Series A Preferred Units on an “as if” converted basis.”

(l)                                     Subsection c. of Section 5.15(b)(v)(B) is hereby amended and restated in its entirety to read as follows:

“c.           make the Series A Preferred Units redeemable or convertible at the option of the Partnership, in the case of conversion, before the Series A Forced Conversion Eligibility Date, or modify the conditions that must have occurred for such conversion option to be exercised;”

(m)                             Section 5.15(b)(vi)(A) is hereby amended and restated in its entirety to read as follows:

(A)          “Other than Series A PIK Preferred Units issued in connection with the Series A Quarterly Distribution, the Partnership shall not issue or transfer any Parity Securities other than in compliance with this Section 5.15(b)(vi).  If at any time the Partnership wishes to issue or transfer to any party any Parity Securities, the Partnership shall, prior to any such issuance or transfer, promptly deliver a notice of such proposed issuance or Transfer to each holder of Series A Preferred Units (the “Parity Securities Notice”); provided, however, that the foregoing limitation shall only apply until the earliest to occur of the following:  (i) the Purchaser and its Affiliates holding a number of Series A Preferred Units and Common Units issued upon conversion of the Series A Preferred Units (the “Conversion Units”) that is less than twenty-five percent (25%) of the number of Series A Preferred Units initially issued to the Purchaser pursuant to the Purchase Agreement; (ii) such time as the sum of (A) the number of Common Units into which the Series A Preferred Units collectively held by the Purchaser and its Affiliates are convertible (as if such conversion were permitted under Section 5.15(b)(viii) at such time) and (B) the number of Conversion Units which are then collectively held by the Purchaser and its Affiliates represent less than ten percent (10%) of the Common Units then outstanding and (iii) the Purchaser ceasing to be an Affiliate of The Blackstone Group L.P.  The Parity Securities Notice shall include (1) a description of the Parity Securities, (2) the identity of the proposed recipient(s) of the Parity Securities if such proposed recipient(s) have been identified and (3) a description of the consideration and material terms and conditions upon which the proposed issuance or Transfer is being made, together with a copy of any written agreements.”

(n)                                 The first sentence of Section 5.15(b)(viii)(A) is hereby amended and restated in its entirety to read as follows:

“Commencing on the Series A Optional Conversion Eligibility Date, each of the holders of Series A Preferred Units (including Series A PIK Preferred Units) shall have the right, at any time at the option of such holder, to request conversion in whole or in part of its Series A Preferred Units into Common Units.”

(o)                                 Section 5.15(b)(viii)(C) is hereby amended and restated in its entirety to read as follows:

“(C)        Commencing on the Series A Forced Conversion Eligibility Date, subject to the terms of this Section 5.15, the Partnership shall have the right at any time, at the option of the Partnership, to convert all or part of the Series A

Preferred Units then Outstanding into the number of Common Units as determined in the manner set forth in Section 5.15(b)(viii)(A) above; provided that in order for the Partnership to exercise such option, on the Series A Forced Conversion Notice Date, (i) the daily volume-weighted average trading price of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading must be greater than one hundred fifty percent (150%) of the Series A Conversion Price for twenty (20) out of the trailing thirty (30) Trading Days ending two (2) Trading Days before the date the Partnership furnishes the Series A Forced Conversion Notice, and (ii) the average daily trading volume of Common Units on the National Securities Exchange upon which such Common Units trade must have exceeded 250,000 Common Units, as adjusted for events specified in Section 5.15(b)(viii)(F) and Section 5.15(b)(viii)(H), for twenty (20) out of the trailing thirty (30) Trading Days ending two (2) Trading Days before the date the Partnership furnishes the Series A Forced Conversion Notice.  Any Common Units delivered as a result of the conversion of Series A Preferred Units pursuant to this Section 5.15(b)(viii)(C) shall be validly issued, fully paid and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act).”

(p)                                 The first sentence of Section 5.15(b)(viii)(E) is hereby amended and restated in its entirety to read as follows:

“If a Series A Conversion Notice is delivered by a holder of Series A Preferred Units to the Partnership pursuant to Section 5.15(b)(viii)(B), or a Series A Forced Conversion Notice is delivered by the Partnership to a holder of Series A Preferred Units pursuant to Section 5.15(b)(viii)(D), the Partnership shall issue the Common Units as soon as reasonably practicable, and in any event no later than ten (10) days after a Series A Conversion Notice Date or a Series A Forced Conversion Notice Date, as the case may be (the date of issuance of such Common Units, the “Series A Conversion Date”).”

(q)                                 The following shall be added as a new Section 5.15(b)(x):

“(x)         Changes to Number of Series A Preferred Units.  Without limiting the generality of Section 5.15(b)(v)(B), the Partnership shall not (a) subdivide or split the Series A Preferred Units into a greater number of Series A Preferred Units or (b) combine or reclassify the Series A Preferred Units into a smaller number of Series A Preferred Units, without the affirmative vote of the holders of a majority of the Outstanding Series A Voting Units, voting separately as a class based upon one vote per Series A Voting Unit.”

(r)                                    The lead-in sentence in Section 6.1 is hereby amended and restated in its entirety to read as follows:

“Except as otherwise provided in this Agreement, for purposes of maintaining the balances of Capital Accounts, the Partnership’s items of income,

gain, loss and deduction for a taxable period of the Partnership (such items are computed in accordance with Section 5.5(b)) shall be allocated among the Partners first to the extent provided in Section 6.1(d) and then the balance of such items shall be aggregated into Net Income, Net Loss, Net Termination Gain and Net Termination Loss, as the case may be, which shall then be allocated as follows:”

(s)                                   Section 6.1(a) is hereby amended and restated in its entirety to read as follows:

“(a)         Net Income. Net Income for a taxable period of the Partnership shall be allocated as follows:

(i)            First, 100% to the General Partner, until the aggregate Net Income allocated pursuant to this sentence for the current taxable period of the Partnership and all previous taxable periods of the Partnership is equal to the aggregate Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods of the Partnership.

(ii)           Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests.

The items of income, gain, loss and deduction that are included in Net Income for a taxable period of the Partnership shall be allocated in the ratio in which Net Income for such taxable period is allocated.”

(t)                                    Section 6.1(b) is hereby amended and restated in its entirety to read as follows:

“(b)         Net Loss. Net Loss for a taxable period of the Partnership shall be allocated as follows:

(i)            First, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that Net Loss shall not be allocated pursuant to this sentence to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period of the Partnership (or increase any existing deficit balance in its Adjusted Capital Account). The limitation on the allocation of Net Loss that is contained in the preceding sentence is a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(ii)           Second, the balance, if any, 100% to the General Partner.

The items of income, gain, loss and deduction that are included in Net Loss for a taxable period of the Partnership shall be allocated in the ratio in which Net Loss for such taxable period is allocated.”

(u)                                 Section 6.1(c) is hereby amended and restated in its entirety to read as follows:

“(c)                            Net Termination Gains and Losses.  Allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 for the current and prior taxable periods of the Partnership and for distributions that have been made pursuant to Sections 6.4 and 6.5 but not for distributions made pursuant to Section 12.4.

(i)                                     Any Net Termination Gain for a taxable period of the Partnership shall be allocated among the Partners in the following manner and the Capital Accounts of the Partners shall be increased by the amount so allocated in each subclause, before an allocation is made pursuant to the next subclause:

(A)                               First, to each Partner having a deficit balance in its Capital Account, in proportion to such deficit balances until each Partner has been allocated Net Termination Gain equal to any such deficit balance.

(B)                               Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital at the time plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”) plus (3) any then existing Cumulative Common Unit Arrearage.

(C)                               Third, if such Net Termination Gain is recognized prior to the conversion of the Senior Subordinated Series C Units pursuant to Section 5.9 or prior to the conversion of the Senior Subordinated Series D Units pursuant to Section 5.10, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Senior Subordinated Series C Units or Senior Subordinated Series D Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Senior Subordinated Series C Unit and Senior Subordinated Series D Unit then Outstanding equals the sum of (1) the Unrecovered Capital with respect to a Common Unit at the time plus (2) the Unpaid MQD plus (3) any then existing Cumulative Common Unit Arrearage.

(D)                               Fourth, if such Net Termination Gain is recognized prior to the expiration of the Subordination Period, (x) to the

General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital at the time plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter.

(E)                                Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, including Senior Subordinated Series C Units and Senior Subordinated Series D Units, Pro Rata, a percentage equal to 100% less the sum of the percentages specified under subclauses (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) any then existing Cumulative Common Unit Arrearage, plus (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1) plus (2) plus (3) plus (4) is hereinafter defined as the “First Liquidation Target Amount”).

(F)                                 Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, including Senior Subordinated Series C Units and Senior Subordinated Series D Units, Pro Rata, a percentage equal to 100% less the sum of the percentages specified under subclauses (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(v) and 6.4(b)(iii).

(G)                               Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, including Senior Subordinated Series C Units and Senior Subordinated

Series D Units, Pro Rata, a percentage equal to 100% less the sum of the percentages specified under subclauses (x) and (y) of this clause (G).

(ii)                                  Any Net Termination Loss for a taxable period of the Partnership shall be allocated first as provided in Section 6.1(d)(xi) (with respect to Corrective Allocations) and shall be allocated second among the Partners in the following manner:

(A)                               First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero. The limitation on the allocation of Net Termination Loss that is contained in the preceding sentence is a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(B)                               Second, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the Senior Subordinated Series C Units pursuant to Section 5.9 or prior to the conversion of the Senior Subordinated Series D Units pursuant to Section 5.10, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Senior Subordinated Series C Units or Senior Subordinated Series D Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Senior Subordinated Series C Unit and Senior Subordinated Series D Unit then Outstanding has been reduced to zero.

(C)                               Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero.  The limitation on the allocation of Net Termination Loss that is contained in the preceding sentence is a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(D)                               Fourth, the balance, if any, 100% to the General Partner.

The items of income, gain, loss and deduction that are included in Net Termination Gain or Net Termination Loss for a taxable period of the Partnership shall be allocated in the ratio in which Net Termination Gain or Net Termination Loss for such taxable period is allocated.”

(v)                                 Section 6.1(d)(iii) is hereby amended and restated in its entirety to read as follows:

“(iii)                         Priority Allocations.

(A)                               First, if the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any class of Unitholders with respect to its Units (other than to the Series A Preferred Unitholders with respect to the Series A Preferred Units) during any taxable period of the Partnership is greater on a per Unit basis than the amount of cash or the Net Agreed Value of property distributed to any other class of Unitholders (other than (i) the class of Unitholders holding Series A Preferred Units and (ii) the class of Unitholders holding Senior Subordinated Series D Units, but only in cases where allocations have not previously been made under 6.1(d)(ix)(E)) with respect to their Units on a per Unit basis in such taxable period, then (1) there shall be allocated items of gross income and gain to each Unitholder receiving such greater distribution until the amount so allocated for the current taxable period and all previous taxable periods pursuant to this clause (1) is equal to (x) the amount by which the distribution on a per Unit basis to such Unitholder exceeds the distribution on a per Unit basis to the Unitholders (other than (i) the class of Unitholders holding Series A Preferred Units and (ii) the class of Unitholders holding Senior Subordinated Series D Units, but only in cases where allocations have not previously been made under 6.1(d)(ix)(E)) receiving the smallest distribution multiplied by (y) the number of Units in respect of which such greater distribution was made and (2) the General Partner shall be allocated income and gain in an aggregate amount equal to the product obtained by multiplying (I) the quotient determined by dividing (aa) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (bb) a percentage equal to 100% less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs, times (II) the sum of the amounts allocated in clause (1) above.

(B)                               Second, income and gain for the taxable period shall be allocated (1) to the General Partner until the aggregate amount so allocated pursuant to this sentence for the current taxable period and all previous taxable periods is equal to the amount that has been distributed to the General Partner Interest that is in excess of an amount equal to the product of (x) the quotient determined by dividing (aa) the General Partner’s Percentage Interest by (bb) 100% less the General Partner’s Percentage Interest, times (y) the amount that has been distributed to the holders of Common Units and Subordinated Units and (2) 100% to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount so allocated pursuant to this sentence for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions, in each case, from the Closing Date to a date 45 days after the end of the current taxable period.  Any partial distribution pursuant to this Section 6.1(d)(iii)(B) shall be divided between the General Partner and the holders of Incentive Distribution Rights in proportion to their rights to the total distribution that could then be made.”

(w)                               Section 6.4(b) is hereby amended and restated in its entirety to read as follows:

“(b)                           After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i)                                     First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii)                                  Second, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages specified under subclauses (A) and (B) of this clause (ii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii)                               Third, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages specified under subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter; and

(iv)                              Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages specified under subclauses (A) and (B) of this clause (iv);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution and the Second Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available

Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(iv).”

(x)                                 Section 6.5 is hereby amended and restated in its entirety to read as follows:

“Section 6.5                              Distributions of Available Cash from Capital Surplus.

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, to all Unitholders and the General Partner, Pro Rata, until a hypothetical holder of an Initial Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price.  Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.  For purposes of applying this Section 6.5, each Senior Subordinated Unit, each Senior Subordinated Series C Unit and each Senior Subordinated Series D Unit then Outstanding shall be treated as if it had converted into a Common Unit.”

(y)                                 The last sentence of Section 7.9(b) is hereby amended to read as follows:

“No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners.”

(z)                                  Section 11.3(c) is hereby amended and restated in its entirety to read as follows:

“If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.”

Section 2.                                           General Authority.  The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment.

Section 3.                                           Ratification of Partnership Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4.                                           Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the General Partner has executed this Amendment to be effective as of the date first set forth above.

GENERAL PARTNER:

Crosstex Energy GP, LLC

By:	/s/ Michael J. Garberding
Name:	Michael J. Garberding
Title:	Senior Vice President and
Chief Financial Officer

Signature Page to Partnership Agreement Amendment